UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Waste Services, Inc.

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1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

June 6, 2006

Dear Stockholder:

Enclosed is a notice of meeting and management proxy statement for the annual meeting of the shareholders of Waste Services, Inc. to be held at the Holiday Inn, Bronte Room, 2525 Wyecroft Road, Oakville, Ontario, Canada on Monday, June 26, 2006, at 10:00 a.m. (Toronto time).

The meeting has been called to:

1. elect two (2) directors as further described in the accompanying proxy statement; and

2. to consider and act upon a proposal to amend the Amended and Restated Certificate of Incorporation to combine shares of our common stock to effect a reverse stock split of one (1) share of common stock for each three (3) outstanding shares of our common stock.

A copy of our Annual Report for the fiscal year ended December 31, 2005 is enclosed with this Notice of Annual Meeting and Proxy Statement.

Regardless of the number of shares you own, it is important that you be present or represented at the meeting. If you are unable to attend the meeting in person, kindly complete, date, sign and return the enclosed form of Proxy in the envelope provided for this purpose immediately so that your shares can be voted at the meeting in accordance with your instructions.

Yours truly,

“David Sutherland-Yoest”

David Sutherland-Yoest
Chairman and Chief Executive Officer

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, JUNE 26, 2006

Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Waste Services, Inc. (the “Corporation”) will be held at the Holiday Inn, Bronte Room, 2525 Wyecroft Road, Oakville, Ontario, Canada on Monday, June 26, 2006 at 10:00 a.m. (Toronto time) for the following purposes:

1. To elect two Class III directors whose terms expire at the Annual Meeting, each to hold office for a three year term;

2. To consider and act upon a proposal to amend the Corporation’s Amended and Restated Certificate of Incorporation to combine shares of our common stock to effect a reverse stock split of one (1) share of common stock for each three (3) outstanding shares of common stock; and

3. To transact such further and other business as may properly come before the Annual Meeting or any adjournment thereof.

The accompanying proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by management of the Corporation for use at the Annual Meeting. The Proxy Statement provides additional information relating to the matters to be addressed at the Annual Meeting. A form of proxy also accompanies this notice.

The Board of Directors has fixed the record date for the Annual Meeting as May 31, 2006. Only holders of common stock and of Special Voting Preferred Stock on that date will be entitled to notice of and to vote at the Annual Meeting. If you hold exchangeable shares of Waste Services (CA) Inc. on the record date, you will receive a copy of this notice from the holder of the Special Voting Preferred Stock, Computershare Trust Company of Canada (the “Trustee”) with instructions on how to direct the Trustee to exercise your vote comprised in the voting rights attached to the Special Voting Preferred Stock.

Regardless of the number of shares of the Corporation which you own, it is important that you be present or represented at the Annual Meeting. If you are not able to attend the Annual Meeting in person, please exercise your right to vote by signing, dating and returning the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, New York, NY 11219 U.S.A by 11:59 p.m. on Friday, June 23, 2006.

By Order of the Board of Directors

“Ivan R. Cairns”

Ivan R. Cairns
Secretary
Burlington, Ontario
June 6, 2006

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, JUNE 26, 2006

This Proxy Statement and the enclosed Proxy are being mailed to stockholders on or about June 6, 2006, in connection with the solicitation by the management of Waste Services, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Holiday Inn, Bronte Room, 2525 Wyecroft Road, Oakville, Ontario, Canada, on Monday, June 26, 2006 and upon any adjournment, for the purposes set out in the accompanying notice.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement. Stockholders should read the entire Proxy Statement, including Annex A. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them elsewhere in this Proxy Statement.

What will I be voting on?

The following proposals will be considered at the Annual Meeting:

1. the election of two (2) Class III directors, each to serve for a three year term expiring at the 2009 Annual Meeting; and

2. a proposal to amend the Amended and Restated Certificate of Incorporation to effect a reverse stock split of one (1) share of common stock for each three (3) outstanding shares of common stock.

Who can vote?

Holders of our common stock at the close of business on May 31, 2006 (the “Record Date”) will be entitled to one vote for every share. On the Record Date, there were 104,070,716 shares of common stock outstanding and entitled to vote, exclusive of treasury stock and treating all of the outstanding exchangeable shares of Waste Services (CA) Inc. not held by us or any subsidiary as if they had been exchanged for shares of our common stock.

Computershare Trust Company of Canada, the holder of the Special Voting Preferred Stock, as Trustee, will have the number of votes equal to the number of outstanding exchangeable shares of Waste Services (CA) Inc., as of the Record Date (that are not owned directly or indirectly by us) and will vote those shares in accordance with instructions received from the holders of the exchangeable shares. The holders of our common stock and of the Special Voting Preferred Stock will vote as a single class.

What are the quorum requirements?

In order to carry out the business at the meeting, there must be a quorum. The holders of a majority of outstanding shares entitled to vote at the Annual Meeting, present in person or by proxy, is a quorum. Common stock and Special Voting Preferred Stock will be considered a single class for purposes of determining whether a quorum is present. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned until a quorum is present or represented. Abstentions are counted as present for the purposes of determining the presence of a quorum.

What number of votes are required to approve a proposal?

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting who are entitled to vote for the election of directors. Approval of the proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of the outstanding shares of common stock and Special Voting Preferred Stock entitled to vote at the Annual Meeting. Abstentions will not be counted in determining the number of votes cast.

Voting at the Annual Meeting will, unless otherwise directed by the Chairman, be by show of hands.

How do I vote?

You can either vote in person by attending the Annual Meeting or by proxy whether or not you elect to attend the meeting.

If you wish to vote by proxy, you must complete, sign, date and return the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, New York, NY 11219 U.S.A. for receipt by 11:59 p.m. on Friday, June 23, 2006.

Stockholders who hold their shares through a broker and wish to file proxies, should follow the directions of their broker.

If you sign your proxy or broker voting instruction card with no further instructions, your shares of common stock will be voted for the re-election of the nominee directors and for the proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split and, at the discretion of the proxyholder, on any other matters that properly come before the Annual Meeting or any adjournment thereof.

The persons named as proxies in the enclosed form of proxy are our officers. If you wish to appoint some other person to represent you at the Annual Meeting, you may do so either by inserting that person’s name in the blank space provided in the proxy or by completing another proper form of proxy and submitting it as described earlier in this Section.

How do I vote if I own Exchangeable Shares of Waste Services (CA) Inc.?

You are permitted to instruct the Trustee how to vote your Exchangeable Shares at the Annual Meeting. If you do not give voting instructions to the Trustee, the Trustee will not exercise the voting rights attached to your Exchangeable Shares. You may instruct the Trustee to sign a proxy in your favor or in favor of another person designated by you who will then be eligible to attend and vote at the Annual Meeting or you may appoint the Trustee or another member of our management as your proxy to exercise your voting rights. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign and return the Voting Instruction Card which will be sent to you by the Trustee. The Voting Instruction Card must be completed and returned to Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 for receipt by 5:00 p.m. on Friday, June 23, 2006.

Can I change my vote or revoke my proxy after I deliver it?

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by (1) attending the Annual Meeting in person or (2) by filing with us an instrument in writing revoking the proxy and another duly executed proxy bearing a later date. Such proxy and revocation can be mailed as follows: Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary, or delivered to the Corporate Secretary at any time prior to the taking of the vote to which such proxy relates, or in any other manner permitted by law. If you hold your shares through a broker, you may revoke a proxy or voting instruction given to the broker who holds your shares at any time by written notice to them.

If you are the holder of Exchangeable Shares, you can change your vote or revoke your instructions in accordance with the instructions set out in the letter you will receive from the Trustee.

Where can I find more information about Waste Services?

We have filed annual and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Exchange Act of 1934.  You may read and copy this information and obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street N.E., Room 1580, Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC, including us. The address of that site is http://www.sec.gov.

You can also find information about us on our website, www.wasteservicesinc.com. Information on our website does not form a part of this Proxy Statement.

PROPOSAL I — ELECTION OF DIRECTORS

The Board of Directors (the “Board of Directors” or the “Board”) is divided into three (3) classes, Class I, II and III. The currently elected Class III directors hold office until this Annual Meeting. The Class II directors elected at last years annual meeting will hold office until the 2008 annual meeting and the Class I directors will hold office until the 2007 annual meeting. In addition, pursuant to the Certificate of Designations, as amended, for the shares of Series A Preferred Stock, Kelso Investment Associates VI, L.P. and KEP VI, LLC and their affiliates (“Kelso”) as holders of the Series A Preferred Stock are entitled to elect two directors so long as 25,000 or more shares of Series A Preferred Stock are owned by Kelso.

Wallace L. Timmeny and Michael J. Verrochi are the Class III directors whose terms expire at the Annual Meeting. Mr. Timmeny and Mr. Verrochi are nominated for re-election to the Board of Directors. Their nominations have been approved by the Governance Committee. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a member of the Board if elected.

The Board of Directors recommends a vote for each of the nominees to the Board of Directors.

Information regarding each of the nominees proposed for election as Class III directors and our other directors as at May 15, 2006, including service as directors of our predecessor Waste Services (CA) Inc. (formerly Capital Environmental Resource Inc.) is set out below:

		Director
Name	Age	Since	Position

Class III — Term Expires 2006
Wallace L. Timmeny*(1)(2)(3)	68	July 28, 2004	Director
Michael J. Verrochi*(1)(2)	66	July 28, 2004	Director
Class I — Term Expires 2007
Gary W. DeGroote(3)	50	September 6, 2001	Director
David Sutherland-Yoest	50	September 6, 2001	Chairman, Chief Executive Officer and Director
Class II — Term Expires 2008
Lucien Rémillard	59	September 6, 2001	Director
Jack E. Short(1)(2)	65	July 28, 2004	Director
Nominees of Kelso
George E. Matelich(2)	49	May 6, 2003	Director
Michael B. Lazar(3)	36	May 6, 2003	Director

*	Nominee for re-election.

(1)	Member of the Audit Committee.

(2)	Member of the Governance Committee.

(3)	Member of the Compensation Committee.

Director Nominees

Michael J. Verrochi became a director on July 28, 2004. For more than the past five years, Mr. Verrochi has served as Chairman and Chief Executive Officer of Verrochi Realty Trust and Chairman and Chief Executive Officer of Monadnock Mountain Spring Water. Prior to that, Mr. Verrochi served in senior executive positions, including Executive Vice-President with Browning-Ferris Industries, Inc., a solid waste management company, and as a member of its Board of Directors.

Wallace L. Timmeny became a director on July 28, 2004. Mr. Timmeny has been a partner in the law firm of Dechert LLP since 1996. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. From 1965 to 1979, Mr. Timmeny was an attorney with the U.S. Securities and Exchange Commission and ultimately the deputy director of its Division of Enforcement. Mr. Timmeny serves on the board of directors for Friedman, Billings, Ramsey Group, Inc.

Continuing Directors

David Sutherland-Yoest has been Chairman and Chief Executive Officer and a director since September 6, 2001. Mr. Sutherland-Yoest also held the position of Chairman and Chief Executive Officer of H2O Technologies Ltd., a water purification company, from March 2000 to October 2003 and served as a director of H2O Technologies Ltd. from March 2000 to January 2004. Mr. Sutherland-Yoest served as the Senior Vice President — Atlantic Area of Waste Management, Inc. from July 1998 to November 1999. From August 1996 to July 1998, he was the Vice Chairman and Vice President — Atlantic Region of USA Waste Services, Inc., or USA Waste and the President of Canadian Waste Services, Inc., which, during such time, was a subsidiary of USA Waste. Prior to joining USA Waste, Mr. Sutherland-Yoest was President, Chief Executive Officer and a director of Envirofil, Inc. Between 1981 and 1992, he served in various capacities at Laidlaw Waste Systems, Inc. and Browning-Ferris Industries, Ltd.

Gary W. DeGroote has been a director since September 6, 2001. Mr. DeGroote has been the President and sole director of GWD Management Inc., a private investment holding company, since 1981. From 1991 to 1995, Mr. DeGroote was President and a director of Republic Environmental Systems Ltd. From 1976 through 1989, Mr. DeGroote served in various positions at Laidlaw Waste Systems Ltd. and its affiliates, including as Vice President and served as a member of the board of directors of Laidlaw Inc. from 1983 to 1989. Mr. DeGroote also serves as a director of Century Business Services, Inc.

Lucien Rémillard has been a director since September 6, 2001. Mr. Rémillard has been the President and Chief Executive Officer of RCI Environnement Inc., a waste management company, since 1997. From 1981 to 1995, Mr. Rémillard was the President and Chief Executive Officer of Intersan, Inc., a waste management company. Mr. Rémillard has also served as a director of the Greater Montreal Area Comite Paritaire des Boueurs, the organization regulating labor relations for the Montreal solid waste industry, since 1983. Mr. Rémillard is also Chairman of the board of directors of Remstar Corporation, an independent distribution and film production company.

Jack E. Short became a director on July 28, 2004. In July 2001, Mr. Short was appointed by the Federal Bankruptcy Court for Northern Oklahoma to act as plan agent in the consolidated bankruptcy of Manchester Gas Storage, Inc., and MGL, Inc. In March 2004, a court order was given to close the case and discharge the plan agent. In June 2002, Mr. Short was appointed to the board of T.D. Williamson, Inc. and serves on the finance and audit committees of the company. Mr. Short was a partner at PricewaterhouseCoopers LLP from 1976 to 1981 and was readmitted to the partnership in 1987 and was a partner until his retirement in 2001. From 1981 to 1987, Mr. Short was in private industry. In 1994, Mr. Short was appointed for a five-year term to the Oklahoma Board of Accountancy, serving as its chairman for two of those years. Mr. Short serves as a director of AAON, Inc. and is the Chair of its audit committee.

George E. Matelich has been a director since May 6, 2003. Mr. Matelich has been a Managing Director of Kelso & Company since 1990. Mr. Matelich has been affiliated with Kelso & Company since 1985. Mr. Matelich serves as a director of Coffeyville Resources LLC and as a Trustee of the University of Puget Sound. Mr. Matelich is a nominee to the Board of Directors of Kelso Investment Associates VI, L.P. and KEP VI, LLC, affiliates of Kelso & Company, as holders of our Preferred Stock.

Michael B. Lazar has been a director since May 6, 2003. Mr. Lazar is the Chief Operating Officer of BlackRock Kelso Capital, a business development company that provides debt and equity capital to middle market companies. Prior to joining BlackRock Kelso Capital in 2005, Mr. Lazar was a Managing Director and Principal at Kelso & Company having joined in 1993. Prior to joining Kelso, Mr. Lazar worked in the Acquisition Finance Group at Chemical Securities, Inc. (predecessor to JP Morgan Securities, Inc.). Mr. Lazar began his career in the Corporate Finance and Structured Finance Groups at Chemical Bank. Mr. Lazar is also a director of Endurance Business Media, Inc. Mr. Lazar is a nominee to the Board of Directors of Kelso Investment Associates VI, L.P. and KEP VI, LLC, affiliates of Kelso & Company, as holders of our Preferred Stock.

Board Meetings, Independence of Directors and Board Committees

The Board of Directors held four (4) regular and eight (8) special meetings during the 2005 fiscal year. All of our current directors, except for Lucien Rémillard, attended at least 75% of the total number of meetings of the Board and of all committees on which such directors served during the 2005 fiscal year.

The Board of Directors has determined that the following directors meet the standard of independence as defined in Rule 4200 (a) (15), as amended, of the National Association of Securities Dealers’ listing standards:

George E. Matelich
Michael B. Lazar
Jack E. Short
Wallace L. Timmeny
Michael J. Verrochi

Our independent directors met in separate session at each of the regular meetings of our Board of Directors and of each of its three standing committees held during 2005.

The Board currently has three standing committees: the Audit Committee, the Governance Committee and the Compensation Committee.

The Audit Committee

The members of the Audit Committee are Jack E. Short, Wallace L. Timmeny and Michael J. Verrochi. Jack E. Short is the Chair of the Committee. Each member of the Audit Committee is independent as defined in Rule 4200 (a) (15), as amended, of the National Association of Securities Dealers’ listing standards. The Board of Directors has determined that Jack E. Short, an independent director, is the financial expert serving on the Audit Committee. The Audit Committee met four (4) times during the 2005 fiscal year.

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee retains our independent auditors, determines their compensation, establishes and reviews processes for ensuring the independence of our auditors, and oversees the work of the independent auditor. All non-audit services to be provided by our independent auditor must be pre-approved by the Audit Committee.

Our financial statements, both annual and quarterly included in reports on Forms 10-K and 10-Q, are reviewed by the Audit Committee before they are filed or publicly released. The Audit Committee reviews the effectiveness of our disclosure controls and procedures and the disclosure made by our CEO and CFO during their certification of our Form 10-K and 10-Q, as well as the quality, adequacy and effectiveness of our internal controls over financial reporting.

The Board has adopted a written charter for the Audit Committee setting out its duties. A copy of the charter is available on our website at www.wasteservicesinc.com.

The Governance Committee

George E. Matelich, Wallace L. Timmeny, Jack E. Short and Michael J. Verrochi are the members of the Governance Committee. George E. Matelich is the Chair of the Committee. Each member of the Governance Committee is independent as defined in Rule 4200 (a) (15), as amended, of the National Association of Securities Dealers listing standard. The Governance Committee met four (4) times in the 2005 fiscal year.

The Governance Committee is responsible for assisting the Board in identifying qualified individuals to serve as board members and for recommending the director nominees for election at each annual meeting of the stockholders, as well as the names of directors to serve as members of the Audit Committee, the Compensation Committee and the Governance Committee. The Committee leads the annual performance self-evaluations of the Board and its Committees. Monitoring compliance with our Code of Business Conduct and Ethics is also the responsibility of the Governance Committee.

The Board has adopted a written charter for the Governance Committee setting out its duties. A copy of the charter is available on our website at www.wasteservicesinc.com.

Stockholder Nominees to the Board

The Governance Committee will consider director candidates recommended by security holders. The procedure to be followed for stockholders to put forward nominees for directors at an annual meeting is set out in our Amended and Restated By-laws. In order to be considered, a notice setting our the nominees must be submitted in writing to Waste Services, Inc., 1122 International Drive, Suite 601, Burlington, Ontario, Canada L7L 6Z8, Att: Corporate Secretary. In order for a candidate to be considered for the annual meeting to be held in 2007, we must receive this written notice not less than 60 days but no more than 90 days prior to the anniversary date of this year’s meeting. If the 2007 annual meeting is not held within 30 days before or 30 days after the date of this year’s meeting, the By-laws set out different time frames for written notice of nominees to be considered. The written notice must include the following information (1) the name of the stockholder and the director nominee(s); (2) the number and class of all shares held by each stockholder nominating the director(s) and by the nominee(s); (3) the nominee(s) consent to act as a director, if elected; and (4) certain biographical and business information regarding the nominee(s).

The criteria, policies and principles for identifying and recommending nominees for directors are set forth in the charter of the Governance Committee.

The Compensation Committee

Wallace L. Timmeny, Gary W. DeGroote and Michael B. Lazar are the members of our Compensation Committee. Wallace L. Timmeny is the Chair of the Committee. Each member of the Compensation Committee, other than Gary W. DeGroote, is an independent director as defined in Rule 4200 (a) (15), as amended, of the National Association of Securities Dealers’ listing standards. Mr. DeGroote is not independent under the Rule as a result of being reimbursed in excess of $60,000.00 in 2004 for the services of an aircraft owned by Mr. DeGroote. The composition of our Board of Directors changed significantly after the completion of the Migration in August 2004. Mr. DeGroote is a continuing director and has extensive knowledge of our officers and our compensation practices. In order to maintain continuity, the Board of Directors has determined that it is in the best interest of the Company and its shareholders that Mr. DeGroote be appointed to the Compensation Committee. The Compensation Committee met four (4) times during the 2005 fiscal year.

The Compensation Committee has overall responsibility for evaluating and making recommendations to the Board regarding the compensation to be paid to our directors and our Chief Executive Officer and for approving the total compensation paid to other executives.

The Compensation Committee also reviews and makes recommendations to the Board regarding all equity-based and incentive compensation plans for our directors and employees.

Communications to the Board of Directors

Communications from stockholders to our directors may be sent in writing to: Attention: Chair, Governance Committee, c/o Corporate Secretary, 1122 International Blvd., Suite 601, Burlington, Ontario Canada L7L 6Z8. All communications received will be forwarded to the Board member identified in the communication.

Board Members’ Attendance at Annual Meeting

We do not have a policy requiring Board members to attend the annual meeting. No members of the board attended our annual meeting held on December 22, 2005.

PROPOSAL II — AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The second proposal to be considered at the Annual Meeting is to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of one (1) share of common stock for each three (3) outstanding shares of common stock. A copy of the proposed Certificate of Amendment to be filed to effect the reverse stock split is attached as Annex A to this Proxy Statement.

The Board of Directors have approved the amendment to our Amended and Restated Certificate of Incorporation which is being submitted to our stockholders. If approved, the reverse stock split will take effect at 12:01 a.m. (Eastern Time) on the date specified in the Certificate of Amendment as filed with the Secretary of State of the State of Delaware (the “Effective Date”). At any time prior to filing of the Certificate of Amendment with the Secretary of State, notwithstanding approval of the amendment by our stockholders, the Board of Directors may elect to abandon the proposed amendment without further action by the stockholders.

Background

As of May 15, 2006, we had 102,915,600 shares of common stock outstanding, net of treasury shares and assuming the exchange of all currently outstanding exchangeable shares of Waste Services (CA) Inc. not owned by us or our subsidiaries. On that date, the closing price for our common stock on NASDAQ was $2.85. If the amendment is approved, the number of shares of common stock outstanding would be reduced to approximately 34 million. We believe that the anticipated increase in our share price resulting from decreasing the number of shares of common stock outstanding will encourage greater investor interest and result in enhanced marketability and liquidity of our common stock.

Brokerage houses and institutional investors often have internal policies and practices that either prohibit them from holding lower priced stock in their portfolios or function to make trades in lower priced stocks economically unattractive, thereby discouraging individual brokers from recommending lower priced stocks to their clients. Analysts at many brokerage firms are also reluctant to provide coverage of lower priced stocks. Trading costs for lower priced stocks also generally represent a higher percentage of the stock price, which may make them less attractive to individual investors and institutions.

Effects of the Reverse Stock Split

Implementing the reverse stock split will not impact our assets or prospects. However, the market’s reaction to the reverse stock split cannot be predicted. The price of our shares of common stock is also dependent upon our financial performance, and other factors unrelated to the number of shares outstanding. As a result, our total market capitalization after the reverse stock split may decrease and in the future, our trading price may not be higher than our trading price prior to implementing the reverse stock split.

We are subject to periodic reporting and other requirements of the Securities Exchange Act of 1934 as amended (the “Exchange Act”). The implementation of the reverse stock split will not affect the registration of our common stock under the Exchange Act.

The reverse stock split will affect all of our common stockholders and holders of exchangeable shares uniformly and will not affect the percentage ownership interest of any holder of our common stock or of exchangeable shares of Waste Services (CA) Inc., on an as exchanged basis, except to the extent that the reverse stock split results in a stockholder holding fractional shares, as discussed further below. Upon the effectiveness of the reverse stock split, the total number of shares of common stock that we are authorized to issue would also be reduced proportionately.

In addition, the reverse stock split may increase the number of stockholders who own odd lots of less than 100 shares of our common stock. Somewhat increased transaction costs and brokerage commissions may be experienced by holders of odd lots as compared to transaction costs on round lots of even multiples of 100 shares.

Options, Warrants and Exchangeable Shares

If the proposal is approved by the stockholders, each option and warrant and each exchangeable share of Waste Services (CA) Inc. outstanding on the Effective Date will be adjusted, so that the number of shares issuable upon their exercise or exchange will be divided by three (3) and the exercise price of each option and warrant will be multiplied by three (3). Also, the number of shares reserved for issuance under the 1999 Stock Option Plan, existing warrant agreements and for the exchange of exchangeable shares of Waste Services (CA) Inc. will be reduced proportionately.

Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead of receiving fractional shares, stockholders will be entitled to receive a cash payment equal to the fraction of common stock multiplied by the average closing price per share (as adjusted for the reverse stock split) of our common stock as quoted on the NASDAQ National Market in the five trading days immediately preceding the Effective Date of the amendment.

Exchange of Stock Certificates

If the proposal is approved by our stockholders and the Board of Directors determines to proceed with the reverse stock split, we will file the Certificate of Amendment. As of the Effective Date, each certificate representing shares of our common stock before the Effective Date will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split and after making adjustments for fractional shares as described above. As soon as practicable after the Effective Date, holders of common stock will be notified by our transfer agent and requested to surrender their certificates to the transfer agent in exchange for certificates representing shares of post-reverse stock split common stock. All shares underlying options, warrants and exchangeable shares of Waste Services (CA) Inc. will automatically be adjusted as described above on the Effective Date. No new certificate will be issued to a stockholder until the old certificate is surrendered to the transfer agent, together with the properly completed and executed letter of transmittal. No transfer fee will be payable in connection with the exchange of certificates. Certificates should not be destroyed nor submitted to the transfer agent until requested to do so.

Appraisal Rights

Stockholders are not entitled to any appraisal rights as a result of the reverse stock split under the General Corporation Law of the State of Delaware and we will not independently provide stockholders with any such rights.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of a reverse stock split. It does not purport to be a complete discussion of all possible federal tax consequences and is included for general information purposes only. It does not address any state, local or foreign income or other tax consequences. It does not address the tax consequences to stockholders that are subject to special tax rules, such as dealers in securities or currencies, banks, life insurance companies, regulated investment companies, foreign entities, tax-exempt entities, non resident alien individuals and broker-dealers. This discussion is based on the provisions of the United States federal income tax law as of the date of this Proxy Statement, which is subject to change, on a retrospective as well as a prospective basis. This summary assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as capital assets for tax purposes.

Other than with respect to cash payments received in lieu of fractional shares as discussed above, no gain or loss should be recognized as a result of the reverse stock split. The holding period of shares of post-reverse stock split common stock (including any fractional share interest) should include the holding period for the shares of pre-reverse stock split common stock. Also, the aggregate tax basis of the shares of post-reverse stock split common stock (including any fractional share interest) should be the same as the aggregate tax basis of the shares of pre-reverse stock split common stock. Cash received in lieu of fractional shares should be treated as if the fractional shares had been issued and then redeemed for cash, resulting in the recognition of a taxable gain or loss equal to any difference between the amount of cash received and the tax basis in the fractional share. The tax basis in the fractional share should be an allocable portion of the aggregate tax basis of the post-reverse stock split common stock described above.

EACH STOCKHOLDER SHOULD CONSULT WITH THEIR OWN TAX ADVISOR ABOUT THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

Votes Required and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of common stock and Special Voting Preferred Stock entitled to vote at the Annual Meeting will be required to approve the proposal. The Board of Directors recommends a vote for approval of the proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of one (1) share of common stock for each three (3) outstanding shares of common stock.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

For information regarding our Executive Officers, please see Item I of our Annual Report on Form 10-K.

Legal Proceedings to which Directors or Executive Officers are a Party

On July 19, 2004, Waste Management, Inc. filed a suit in the District Court of Harris County, Texas against our President and Chief Operating Officer, Charles A. Wilcox, for breach of contract, including breach of a non-competition agreement, and for a temporary and a permanent injunction. Mr. Wilcox has been subject to a temporary order restraining him from engaging in certain activities adverse to the interests of Waste Management, Inc. In April 2005, Waste Management filed an amended petition and application for injunction naming us as a defendant to the suit, claiming, among other things, tortious interference with contractual relations and seeking compensatory damages from us. On May 31, 2006, an agreed final judgment was entered in this action whereby we and Mr. Wilcox agreed to pay $100,000 to Waste Management, Inc.

EXECUTIVE COMPENSATION

The following sections of this Proxy Statement set forth and describe the compensation paid or awarded to our directors and named executive officers during the 2005 fiscal year.

Compensation Paid to Named Executive Officers

The following table provides information relating to compensation for the last three years for each person who served as the Chief Executive Officer during the 2005 fiscal year and our four other most highly compensated executive officers serving at the end of 2005. The amounts shown include compensation for services in all capacities that were provided to us and our direct and indirect subsidiaries and predecessors.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
		Annual Compensation		Securities Underlying
		Salary	Bonus	Options/	All Other
Name and Principal Position	Year	($)(1)	($)	SARS	Compensation
	(In thousands of U.S. dollars, except securities underlying options/SARS)

David Sutherland-Yoest	2005	$589.0	$184.9	—	$0.9	(2)
Chairman and Chief Executive Officer	2004	476.7	—	—	—
	2003	223.1	428.3	1,000,000	—

Charles A. Wilcox	2005	463.5	151.2	—	25.2	(3)
President and Chief Operating Officer	2004	192.1	125.0	1,250,000	11.5
Effective July 14, 2004	2003	—	—	—	—

Ivan R. Cairns	2005	399.1	122.0	—	8.6	(4)
Executive Vice-President, General	2004	330.3	—	—	4.8
Counsel and Corporate Secretary	2003	—	—	600,000	—
Effective January 5, 2004

Mark A. Pytosh	2005	399.2	134.4	—	25.2	(5)
Executive Vice-President, Effective	2004	312.3	—	1,500,000	18.9
February 23, 2004 Chief Financial Officer,	2003	—	—	—	—
Effective May 18, 2005

Brian A. Goebel	2005	207.4	75.0	30,000	25.2	(6)
Vice-President, Controller and Chief	2004	194.4	25.0	75,000	22.4
Accounting Officer	2003	35.0	54.4	75,000	1.8
Effective October 1, 2003

(1)	All our named executive officers took a salary reduction of 20% of their base salary during the last 4 months of 2004.

(2)	Consists of $900 in term life insurance premiums.

(3)	Consists of $23,500 in health insurance premiums and $1,740 in term life insurance premiums.

(4)	Consists of $6,740 in contributions to our Canadian deferred profit sharing plan and $1,860 in term life insurance premiums.

(5)	Consists of $23,500 in health insurance premiums and $1,740 in term life insurance premiums.

(6)	Consists of $23,500 in health insurance premiums and $1,740 in term life insurance premiums.

The following table summarizes options granted to the named executive officers during the 2005 fiscal year:

Option/SAR Grants in Last Year

Individual Grants
Number of
	Securities	Percent of Total			Potential Realizable Value
	Underlying	Options/SARs			at Assumed Annual Rates of
	Options/SARs	Granted to	Exercise of		Stock Price Appreciation for
	Granted (#)	Employees	Base Price	Expiration	Options Term
Name	Exercisable	in Year	($/Sh)	Date	5% ($)	10% ($)
(In thousands of U.S. dollars)

Brian Goebel(1)	30,000	3.42%	$3.58	May 4, 2010	$30	$66

(1)	Exercisable from May 4, 2007.

2005 Year-End Option/SAR Values

The following table shows the value of unexercised options held by the named executive officers as at December 31, 2005. No options were exercised by the named executive officers during 2005.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options/SARs at		In-the-Money Options/SARs
	Year End (#)		at Year End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

David Sutherland-Yoest	1,000,000	—	—	—
Charles A. Wilcox	—	1,250,000	—	—
Ivan R. Cairns	600,000	—	—	—
Mark A. Pytosh	—	1,500,000	—	—
Brian A. Goebel	75,000	105,000	—	—

Directors’ Compensation

The Board of Directors has determined that non-employee directors will receive the following compensation for acting as directors effective from July 31, 2004:

•	$15,000 as an annual retainer for each director;

•	$20,000 as additional annual retainer for the Chair of the Audit Committee;

•	$15,000 as an additional retainer for each member of the Audit Committee;

•	$5,000 as an additional annual retainer for the Chair of the Compensation Committee;

•	$5,000 as additional annual retainer for the Chair of the Corporate Governance Committee; and

•	$1,500 or $500 per meeting participation in person or by telephone, respectively.

Employment Agreements

David Sutherland-Yoest.  Mr. Sutherland-Yoest has served as our Chairman and Chief Executive Officer since September 6, 2001. On October 26, 2005, we amended Mr. Sutherland-Yoest’s employment agreement to reflect terms and conditions substantially similar to those in the employment agreements we have with our other senior executive officers. The agreement continues until terminated and provides for a base salary of $500,000.00 per year, subject to future increases as determined by the Board or the Compensation Committee, and eligibility for a performance based cash bonus with a target of 100% of his base salary. By the terms of the agreement, if we terminate Mr. Sutherland-Yoest’s employment other than for “cause” or if he terminates his employment with us for “good reason” ( as such terms are defined in the employment agreement), he is entitled to continuance of his base salary for a period of 3 years and to receive three times his average bonus in the prior three fiscal years (“Bonus Average”) in equal installments over 36 months and all options then outstanding will vest and continue to be exercisable in accordance with the terms of the stock option plan pursuant to which such options were granted, as then in effect. If a change of control has occurred within two years preceding or one year after the effective date of termination of his employment by us without “cause” or by Mr. Sutherland-Yoest for “good reason” or if a change of control has occurred within six months preceding the effective date of termination where Mr. Sutherland-Yoest terminates his employment without “good reason”, then Mr. Sutherland-Yoest is entitled to be paid a lump sum of three times the sum of his base salary and Bonus Average. Mr. Sutherland-Yoest’s employment agreement also provides for benefits and perquisites, some of which will continue after his termination, and prohibits Mr. Sutherland- Yoest from competing against us during the term of his employment and for a specified period of time following his termination.

Charles A. Wilcox.  Mr. Wilcox is employed as our President and Chief Operating Officer pursuant to the terms of an employment agreement dated as of July 1, 2004. The agreement continues until terminated and provides for a base salary of $450,000, subject to annual review, and eligibility for a performance based cash bonus with a target of 75% of his base salary in 2004 and thereafter, of 100% of his base salary. Mr. Wilcox received a one-time bonus of $125,000 at the time of entering into his employment agreement. By the terms of the agreement, if we terminate Mr. Wilcox’s employment other than for “cause” or if he terminates his employment with us for “good reason” ( as such terms are defined in the employment agreement), he is entitled to continuance of his base salary for a period of three years months and to receive three times his average bonus in the prior three fiscal years (“Bonus Average”) in equal installments over 36 months and all options then outstanding will vest and continue to be exercisable in accordance with the terms of the stock option plan pursuant to which such options were granted, as then in effect. If a change of control has occurred within two years preceding or one year after the effective date of termination of his employment by us without “cause” or by Mr. Wilcox for “good reason”, then Mr. Wilcox is entitled to be paid a lump sum of three times the sum of his base salary and Bonus Average. Mr. Wilcox’s employment agreement also provides for benefits and perquisites, some of which will continue after his termination, and prohibits Mr. Wilcox from competing against us during the term of his employment and for a specified period of time following his termination.

Ivan R. Cairns.  Mr. Cairns is employed as our Executive Vice-President, General Counsel and Corporate Secretary pursuant to an employment agreement effective January 5, 2004. The agreement continues until terminated and provides for a base salary of $330,000, subject to annual review and eligibility for a performance based cash bonus with a target of 100% of his base salary. By the terms of the agreement, if we terminate Mr. Cairns’ employment other than for “cause”, death or disability or if he terminates his employment with us for “good reason” ( as such terms are defined in the employment agreement), he is entitled to continuance of his base salary for a period of two years and to receive two times his average bonus in the prior three fiscal years (“Bonus Average”) in equal installments over 24 months and all options then outstanding will vest and continue to be exercisable in accordance with the terms of the stock option plan pursuant to which such options were granted, as then in effect. If a change of control has occurred within two years preceding or one year after the effective date of termination of his employment by us without “cause” or by Mr. Cairns for “good reason”, then Mr. Cairns is entitled to be paid a lump sum of three times the sum of his base salary and Bonus Average. On termination by reason of death or disability, Mr. Cairns’ entitlement is to be paid his base salary for a period for three years and his Bonus Average in equal installments over 36 months and all of his options then outstanding vest and continue to be exercisable in accordance with the terms of the plan pursuant to which the options were granted, as then in effect. Mr. Cairns’ employment agreement also provides for benefits and perquisites, some of which will continue after his termination, and prohibits Mr. Cairns from competing against us during the term of his employment and for a specified period of time following his termination.

Mark A. Pytosh.  Mr. Pytosh is employed as our Executive Vice-President and Chief Financial Officer pursuant to an employment agreement dated February 23, 2004. The agreement continues until terminated and provides for a base salary of $400,000, subject to annual review and eligibility for a performance based cash bonus with a target of 100% of his base salary. By the terms of the agreement, if we terminate Mr. Pytosh’s employment other than for “cause” or if he terminates his employment with us for “good reason” ( as such terms are defined in the employment agreement), he is entitled to continuance of his base salary for a period of two years and to receive 3 times his average bonus in the prior three fiscal years (“Bonus Average”) in equal installments over 36 months and all options then outstanding will vest and continue to be exercisable in accordance with the terms of the stock option plan pursuant to which such options were granted, as then in effect. If a change of control has occurred within two years preceding or one year after the effective date of termination of his employment by us without “cause” or by Mr. Pytosh for “good reason”, then Mr. Pytosh is entitled to be paid a lump sum of three times the sum of his base salary and Bonus Average. On termination by reason of death or disability, Mr.Pytosh’s entitlement is to be paid his base salary for a period for three years and his Bonus Average in equal installments over 36 months and all of his options then outstanding vest and continue to be exercisable in accordance with the terms of the plan pursuant to which the options were granted, as then in effect. Mr. Pytosh employment agreement also provides for benefits and perquisites, some of which will continue after his termination, and prohibits Mr. Pytosh from competing against us during the term of his employment and for a specified period of time following his termination.

Brian A. Goebel.  Mr. Goebel is employed as our Vice-President, Controller and Chief Accounting Officer pursuant to an employment agreement dated October 1, 2003. The agreement is for continuous one year terms, provides for annual compensation of an amount fixed by the Chief Financial Officer and eligibility for a performance based cash bonus with a target of 60% of his base salary. By the terms of the agreement, if we terminate Mr. Goebel’s employment without “cause”, or if he terminates his employment with us for “good reason” (as such terms are defined in the employment agreement), Mr. Goebel is entitled to continuance of his base salary for a period of twelve months and all options then outstanding will vest and be exercisable in accordance with the terms of the plan pursuant to which the options were granted, as then in effect. Mr. Goebel’s employment agreement also provides for certain benefits and perquisites, some of which will continue after his termination, and prohibits Mr. Goebel from competing against us during the term of his employment and for a specified period of time following his termination.

Compensation Committee Interlocks and Insider Participation

Wallace L. Timmeny, Chair, Gary W. DeGroote and Michael B. Lazar served as the members of our Compensation Committee during 2005. None of the members of our Compensation Committee are officers or employees or former officers or employees of ours or of any of our subsidiaries.

The following is a description of transactions in the period January 1, 2004 to May 15, 2006 between us and any member of our Compensation Committee or any related person to any member of our Compensation Committee:

During 2004, David Sutherland-Yoest, our Chairman and Chief Executive Officer, used the services of an aircraft owned by Gary W. DeGroote at a total cost of C$0.2 million. This amount was based upon the fixed and operating expenses of the aircraft.

During 2004, we entered into a lease of office premises in an office tower in Burlington, Ontario owned by Westbury International (1991) Corporation, a property development company controlled by Michael H. DeGroote, Gary W. DeGroote’s brother. The leased premises consist of approximately 9,255 square feet. The term of the lease is 10.5 years, with a right to extend for a further five years. Base rent escalates from Cdn.$0.1 million to Cdn.$0.2 million per year in increments over the term of the lease.

On October 4, 2004, we entered into a standby purchase agreement with Michael G. DeGroote, the father of Gary W. DeGroote, pursuant to which we could require Mr. Michael DeGroote to purchase shares of our common stock for a purchase price of $7.5 million. Mr. Michael DeGroote received a fee of $0.4 million upon execution of the standby purchase agreement. On March 4, 2005, we exercise our put right under the agreement and on March 28, 2005, we issued 2,640,845 shares of our common stock to Mr. Michael DeGroote for a consideration of $2.84 per share, being 85% of the average closing bid price of our common stock for the ten trading days ending on the second trading day preceding March 28, 2005. Mr. Michael DeGroote also received warrants to purchase 264,085 shares of our common stock at an exercise price of $2.84 per share. These warrants remain exercisable until March 28, 2010. An additional fee of $0.4 million was paid to Mr. Michael DeGroote on March 28, 2005.

In February 2004, we paid Kelso & Company, L.P. a $0.5 million fee in connection with services related to the arrangement of the senior secured credit facilities that were entered into on December 31, 2003. Two of our directors are nominees to the board of Kelso & Company, L.P. and are affiliates of Kelso & Company, L.P. George E. Matelich is a Managing Director of Kelso & Company, L.P. and Michael B. Lazar is a nominee of Kelso & Company, L.P. to our Board and was a Managing Director of Kelso & Company, L.P. at the time of such payment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee’s goal is to recruit and retain an executive team of superior talent. To do so, the Compensation Committee attempts to offer competitive and fair compensation that rewards executives for exceptional performance and holds them accountable for the Company’s performance. Particular objective factors that the Compensation Committee believes are important in assessing performance include growth in revenue, earnings before interest, expenses, taxes, depreciation and amortization and earnings per share and growth in overall market share of our business. More subjective factors the Compensation Committee believes are important in evaluating performance include success in raising capital, integrating newly acquired companies and hiring and retaining key employees.

In 2005, the compensation of our executive officers consisted primarily of three components: (i) base salary, (ii) short term incentive compensation consisting of annual cash bonuses, and (iii) long term incentive compensation consisting of stock options. In establishing appropriate levels for base salary, the Compensation Committee considers the market for executives of public companies in businesses comparable to our business, the executive’s value to us, including the individual’s knowledge, experience and accomplishments, and the level of responsibility assumed. The Compensation Committee also considers the overall contributions made over the past year and previously by particular officers. Annual performance bonuses are based on the Compensation Committee’s evaluation of the executive’s performance in achieving several specified annual goals. Option grants are designed to reward an executive officer for his/her overall contribution to the Company and to serve as an incentive to achieve our goal of increasing stockholder value.

During 2005, no increases were made to the base salaries of the named executive officers, other than Mr. Goebel. The Company did achieve certain of its financial objectives for the year and the named executive officers received short-term incentive payments equal to a portion of the target percentage. The Compensation Committee continues to review the Company’s long-term incentive plan and, except as specified below, there were no long-term incentive awards to the named executive officers during 2005.

In 2005, the Chief Executive Officer’s base salary continued to be the Canadian dollar equivalent of U.S. $500,000 based at an exchange rate at the time the base salary was established. The Chief Executive Officer received a short-term incentive payment of $185,000 for the 2005 fiscal year but did not receive any long-term incentive award.

No stock options were issued to any of our named executive officers in fiscal 2005, other than Mr. Goebel.

This report has been approved by all members of the Compensation Committee.

Compensation Committee

Wallace L. Timmeny, Chairman
Gary W. DeGroote
Michael B. Lazar

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than those listed in this section, we have not entered into any material transactions during the period beginning on January 1, 2004 through May 15, 2006 in which anyone who currently holds a position as director or officer, or held more than 5% of our common stock, or any member of the immediate family of any such person or shareholder has or had any interest.

Advisory Services

In February 2004, we paid Kelso & Company, L.P. a $0.5 million fee in connection with services related to the arrangement of the senior secured credit facilities that were entered into on December 31, 2003. Two of our directors are nominees to the Board of Kelso & Company, L.P. and at the time of the payment, were affiliates of Kelso & Company, L.P. George E. Matelich is a Managing Director of Kelso & Company, L.P., and Michael B. Lazar, at the time of the payments to Kelso & Company, L.P. was a Managing Director.

Placement Agent Fees

Sanders Morris Harris Inc. or SMH acted as placement agent on the issuance of 1,340,000 common shares and were paid a placement agent fee of approximately $2.7 million on April 30, 2004. SMH is a beneficial owner of our common stock and Don A. Sanders, a director at the time that the payments were made, is a principal of SMH.

Lease of Premises

In 2003, we assumed a lease of premises from David Sutherland-Yoest. The lease, with annual rent and operating costs of less than $0.1 million, expired on March 31, 2005.

Florida Recycling Acquisition

On April 30, 2004, we acquired from Larry Henk, our then President and Chief Operating Officer, 3% of the total issued common stock of Florida Recycling Services, Inc., or FRS which Mr. Henk had acquired prior to his commencing his employment with us. Mr. Henk was paid approximately $3.0 million in cash and was issued 277,500 shares of common stock as consideration. Under an agreement with the sellers of FRS entered into prior to Mr. Henk’s employment, Mr. Henk was paid a fee of approximately $2.5 million by the sellers following the closing of our acquisition of FRS. In September 2004 pursuant to an agreement with the sellers of FRS, Mr. Henk agreed to repay $22,500 of the proceeds he received and to return to us 15,000 of our shares of common stock.

Standby Purchase Agreement

In March 2005, we sold 2,640,845 shares of our common stock and 264,085 common stock purchase warrants for net proceeds of approximately $6.8 million to Michael G. DeGroote, Gary W. DeGroote’s father, pursuant to a standby purchase agreement entered into on September 30, 2004. The shares were sold to Mr. DeGroote at a purchase price equal to 85% of the average of the closing prices of our common stock during the period from the eleventh trading day through the second trading day preceding March 28, 2005. The warrants have an exercise price of $2.84 per share and are exercisable until March 28, 2010. We paid Mr. DeGroote a commitment fee of $0.4 million at the time of entering into the standby purchase agreement and a further commitment fee of $0.4 million on March 28, 2005.

Other Transactions

During 2004, David Sutherland-Yoest, our Chairman and Chief Executive Officer, used the services of an aircraft owned by Gary W. DeGroote, a director and member of our Compensation Committee at a total cost of C$0.2 million. This amount was based upon the fixed and operating expenses of the aircraft.

Stanley A. Sutherland, the father-in-law of David Sutherland-Yoest, our Chairman and Chief Executive Officer, is employed by us as Executive Vice President and Chief Operating Officer, Western Canada and received $0.5 million in employment compensation for the year ended December 31, 2005. This compensation was consistent with compensation paid to other executives in similar positions.

During 2004 and 2005, David Sutherland-Yoest, our Chairman and Chief Executive Officer, conducted ongoing negotiations with Lucien Rémillard, a director, with respect to our potential acquisition of the RCI Companies, a Quebec, Canada based solid waste collection and disposal operation owned by a company controlled by Mr. Rémillard. In connection with these negotiations, we reimbursed Mr. Rémillard’s company for expenses in the aggregate amount of approximately C$3.2 million for services provided by third parties to December 31, 2005 in connection with preparing audited financial statements of the business and with ongoing efforts to expand the capacity of a solid waste landfill. If an acquisition of the business is not completed, we will not be reimbursed for the expenses we have incurred. Additionally, on November 22, 2002, we entered into a Put or Pay Disposal Agreement with the RCI Companies, and Intersan, a subsidiary of Waste Management of Canada Corporation. Our obligations to Intersan are secured by a letter of credit for C$4.0 million. On January 17, 2006, C$0.3 million was drawn by Intersan against the letter of credit. In April 2006, we concluded it is more-likely-than-not that we will not complete the acquisition of the RCI Companies for the foreseeable future, and therefore management recorded an impairment charge of $5.6 million in the first quarter of 2006.

During 2004, we entered into a lease of office premises in an office tower in Burlington, Ontario owned by Westbury International (1991) Corporation, a property development company controlled by Michael H. DeGroote, Gary W. DeGroote’s brother. The leased premises consist of approximately 9,255 square feet. The term of the lease is 10.5 years, with a right to extend for a further five years. Base rent escalates from C$0.1 million to C$0.2 million per year in increments over the term of the lease.

STOCK PERFORMANCE GRAPH

The graph below compares the performance of our common stock (including the common stock of our predecessor Capital Environmental Resource Inc.), to the NASDAQ Composite Index and a market cap weighted composite of a peer group (consisting of Waste Management, Inc., Allied Waste Industries, Inc., Republic Services, Inc., Waste Connections, Inc., Casella Waste Systems, Inc., and Waste Industries, Inc.). The graph covers the period December 31, 2000 through December 31, 2005 on an assumed investment of $100.00, assuming all dividends were reinvested.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has been appointed by the Audit Committee as our independent auditors for the current fiscal year. A representative of BDO Seidman, LLP will not be in attendance at the Annual Meeting.

Audit Fees

Audit fees billed for the 2005 and 2004 audit by BDO Seidman, LLP approximate $1.2 million and $1.3 million, respectively. Audit fees billed and paid for 2005 and 2004 quarterly reviews approximated $300,000 and $344,000, respectively.

Audit-Related Fees

Audit-related fees billed and paid in 2005 were $0.6 million, and primarily related to our re-audit of Florida Recycling for each of the three years ended December 31, 2003. Audit-related fees billed in 2004 approximated $10,000.

Tax Fees

Tax related fees were approximately nil and $40,000 in 2005 and 2004, respectively for BDO Seidman, LLP.

All Other Fees

All other fees were nil in 2005 and 2004 for BDO Seidman, LLP.

Pre-Approval Policies and Procedures

The audit committee approves all audit, audit-related services, tax services and other services provided by our auditors. Any services provided by BDO Seidman, LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes-Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimus exception prior to the completion of an audit engagement. In 2005, none of the fees paid to BDO Seidman, LLP were approved pursuant to the de minimus exception.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the preparation and integrity of the financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. BDO Seidman, LLP, the independent public accounting firm appointed by the Board for our 2005 fiscal year have been responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee assists the Board in overseeing and monitoring the integrity of the financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the 2005 fiscal year with management.

The Audit Committee discussed with BDO Seidman, LLP the matters that are required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards) and the Standards of the Public Accounting Oversight Board (United States). The Audit Committee have received from BDO Seidman, LLP the written disclosures and the letter from BDO Seidman, LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with BDO Seidman, LLP their independence.

Based on these reviews and discussions (and without other independent verification), the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for filing with the Securities Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Jack E. Short, Chairman
Wallace L. Timmeny
Michael J. Verrochi

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of common stock and exchangeable shares of Waste Services (CA) Inc. as of May 15, 2006, by each person or entity that is known by us to own more than 5% of the shares of common stock and exchangeable shares. As of that date, the number of issued and outstanding shares in our capital stock was 102,915,600, excluding treasury common stock and including exchangeable shares of Waste Services (CA) not owned directly or indirectly by us.

	Shares Beneficially Owned
		Percentage of
	Number of	Total Issued
	Common/Exchangeable	Common/Exchangeable
Name of Beneficial Owner(1)	Shares	Shares

Westbury (Bermuda) Limited(2)	20,559,973	19.5%
Prides Capital Partners, LLC(3)	10,666,339	10.4%
Kelso Investment Associates VI, L.P.(4)	7,150,000	6.5%
Kelso VI, LLC(4)
David Sutherland-Yoest(5)	5,470,183	5.2%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 15, 2006 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Consists of 18,076,640 shares of common stock and 2,483,333 shares of common stock issuable upon the exercise of warrants. The stockholder of Westbury Bermuda Limited is Westbury Trust. The trustees of Westbury Trust are Robert Martyn, Gary W. DeGroote and Rick Burdick. The address for Westbury Bermuda Limited is Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, Bermuda, HMEX.

(3)	Based on information contained in a Form 4 filed with the Securities Exchange Commission by Prides Capital Partners, LLC on May 15, 2006. The principal business office of Prides Capital Partners, LLC is 200 High Street, Suite 700, Boston MA 02110.

(4)	Consists of 6,435,000 shares of common stock issuable upon the exercise of warrants issued to Kelso Investment Associates VI, L.P. and 715,000 shares of common stock issuable upon the exercise of warrants issued to KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC are affiliates of Kelso & Company, L.P. The address of Kelso & Company, L.P. is 320 Park Avenue, 24th Floor, New York, New York, 10022.

(5)	Consists of 1,949,497 exchangeable shares of Waste Services (CA) Inc. owned by D.S.Y. Investments Ltd., of which Mr. Sutherland-Yoest is the sole director and stockholder, as well as 755,486 shares of common stock owned by Mr. Sutherland-Yoest personally, 1,000,000 shares of common stock issuable upon the exercise of currently exercisable warrants to purchase common shares, 1,000,000 shares of common stock issuable upon the exercise of currently exercisable options, 500,000 shares of common stock owned by Mr. Sutherland-Yoest’s wife and 265,200 shares of common stock owned by Mr. Sutherland-Yoest’s daughter which Mr. Sutherland-Yoest may be deemed to beneficially own. Mr. Sutherland-Yoest disclaims beneficial ownership with respect to the shares owned by his wife and his daughter. The address of Mr. Sutherland-Yoest is c/o Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario L7L 6Z8.

Information regarding share ownership as of May 15, 2006 of our directors and named executive officers is set forth below:

	Outstanding	% of
Name	Shares(1)	Shares(2)

David Sutherland-Yoest(3)	5,470,183	5.2%
Lucien Rémillard(6)	3,073,497	3.0%
Gary W. DeGroote(4)	2,385,000	2.3%
Mark A. Pytosh(9)	2,020,000	1.9%
Charles A. Wilcox(10)	1,650,000	1.6%
George E. Matelich(5)	774,697	*
Ivan R. Cairns(7)	602,500	*
Michael J. Verrochi	385,739	*
Brian A. Goebel(8)	150,000	*
Wallace L. Timmeny	15,500	*
Michael B. Lazar	14,562	*
Jack E. Short	10,000	*

All executive officers and directors as a group (12 persons)	16,551,678

*	Less than one (1%) percent.

(1)	In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 15, 2006 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Percentages based upon 102,915,600 shares of common stock outstanding as of May 15, 2006, which includes 6,325,882 exchangeable shares of Waste Services (CA) Inc. not owned directly or indirectly by us and excludes treasury stock.

(3)	Consists of 1,949,497 exchangeable shares of Waste Services (CA) Inc. owned by D.S.Y. Investments Ltd., of which Mr. Sutherland-Yoest is the sole director and stockholder, as well as 755,486 shares of common stock owned by Mr. Sutherland-Yoest personally, 1,000,000 shares of common stock issuable upon the exercise of currently exercisable warrants to purchase common shares, 1,000,000 shares of common stock issuable upon the exercise of currently exercisable options, 500,000 Common Shares owned by Mr. Sutherland-Yoest’s wife and 265,200 shares of common stock owned by Mr. Sutherland-Yoest’s daughter, which Mr. Sutherland-Yoest may be deemed to beneficially own. Mr. Sutherland-Yoest disclaims beneficial ownership with respect to the shares owned by his wife and his daughter.

(4)	Consists of 2,275,000 exchangeable shares of Waste Services (CA) Inc. owned by GWD Management Inc., and 110,000 shares of common stock issuable upon exercise of currently exercisable options to purchase shares of our common stock issued to Mr. DeGroote. Mr. DeGroote is the controlling stockholder and director of GWD Management Inc.

(5)	Consists of 728,797 shares of common stock owned by Mr. Matelich, 900 shares of common stock owned by Mr. Matelich’s children and 45,000 shares of common stock issuable upon the exercise of currently exercisable options to purchase common shares issued to Mr. Matelich. Mr. Matelich disclaims beneficial ownership of the shares owned by his children. Mr. Matelich is a Managing Director of Kelso & Company, L.P. Affiliates of Kelso & Company, L.P., Kelso Investment Associates VI, L.P. and KEP VI, LLC. own currently exercisable warrants to purchase 7,150,000 shares of common stock. Mr. Matelich disclaims beneficial ownership of the shares owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC.

(6)	Consists of 1,500,000 exchangeable shares of Waste Services (CA) Inc. owned by Historia Investments Inc., 1,478,497 shares of common stock owned by The Victoria Bank (Barbados) Incorporated, and

95,000 shares of common stock issuable upon the exercise of currently exercisable options issued to Mr. Rémillard. Mr. Rémillard is the controlling stockholder of Historia Investments Inc. and is indirectly the controlling stockholder of The Victoria Bank (Barbados) Incorporated, and is deemed to beneficially own the common and exchangeable shares owned by each such entity Mr. Rémillard disclaims beneficial ownership of the common and exchangeable shares owned by The Victoria Bank (Barbados) Incorporated and Historia Investments Inc.

(7)	Consists of 600,000 shares of common stock issuable upon the exercise of options that are currently exercisable and 2,500 shares of common stock owned by Mr. Cairns.

(8)	Consists of 150,000 shares of common stock issuable upon the exercise of options to acquire common stock that are currently exercisable.

(9)	Consists of 1,500,000 shares of common stock issuable upon the exercise of options to acquire common stock that are currently exercisable and 520,000 shares of common stock owned by Mr. Pytosh.

(10)	Consists of 1,250,000 shares of common stock issuable upon the exercise of options to acquire common stock that are currently exercisable or are exercisable within sixty (60) days of May 15, 2006 and 400,000 shares of common stock owned by Mr. Wilcox.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16 (a) of the Exchange Act that were furnished to us during fiscal 2005 for persons who were, at any time during fiscal 2005, our directors or executive officers or beneficial owners of more than 10% of the outstanding shares of our common stock, all filing requirements for reporting persons were met except as reported in our annual report on Form 10-K, a copy of which is enclosed with this Proxy Statement.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics which applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and Corporate Controller. A copy of the Code of Business Conduct and Ethics may be accessed on our website at http://www.wasteservicesinc.com.

OTHER MATTERS

We do not intend and our directors do not intend to bring any other matters before the Annual Meeting and do not presently know of any other matters that will be presented by others for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, a properly executed proxy will be voted on such matters in accordance with the best judgment of the persons authorized in the proxy and the discretionary authority to do so included in the proxy.

We will bear the cost of this solicitation. Proxies will be solicited primarily by mail but may also be solicited personally by our directors or officers, without additional consideration.

OTHER INFORMATION

Delivery of Documents to Security Holders Sharing an Address

Only one Proxy Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a security holder at a shared address to which a single copy of the documents was delivered.

To request separate delivery of these materials now or in the future, a security holder may submit a written request to: 1122 International Blvd, Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary.

Additionally, any security holders presently sharing an address who are receiving multiple copies of the Proxy Statement and would like to receive a single copy of such materials may do so by directing their request to us in the manner provided above.

Submission of Stockholder Proposals for the Next Annual Meeting

Eligible stockholders who wish to present a proposal at our next annual meeting must provide notice of their proposal in accordance with the requirements set out in our Amended and Restated By-law. If submitted under our by-laws, we are not required to include the proposal in our proxy materials. If the proposal is submitted for inclusion in the proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act, it must be received no later than February 5, 2007. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s annual meeting, the proposal must be received no later than the close of business on the later of (i) the close of business on the date 60 days prior to the meeting date; or (ii) the close of business on the 10th day following the date on which such meeting date is first publicly announced or disclosed.

Any such proposal should be mailed to: Corporate Secretary, Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8.

Annual Report

A copy of the 2005 Annual Report on Form 10-K of Waste Services, Inc. is enclosed with this Proxy Statement. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be a part of the materials for the solicitation of proxies.

By Order of the Board of Directors

“Ivan R. Cairns”
Ivan R. Cairns
Secretary

ANNEX A

FORM OF
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF WASTE SERVICES, INC.

Waste Services, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST:  That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be considered at the annual general meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that

1. Section 4.01 of the Amended and Restated Certificate of Incorporation of the Corporation is deleted and replaced with the following:

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 171,666,666 shares, divided into two (2) classes consisting of 166,666,666 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

2, Section 4.02 of the Amended and Restated Certificate of Incorporation of the Corporation be amended by adding the following new subsection (d):

“(d) As of [a date to be fixed by the Board of Directors] (the “Effective Date”) each three (3) shares of Common Stock, par value $0.01 per share issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”), will be automatically combined into one (1) share of Common Stock, par value $0.01 per share. Any stock certificate that, immediately prior to the Effective Date, represented shares of the Old Common Stock will, from and after the Effective Date, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of Common Stock, par value $0.01 per share, as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by three (3). No fractional shares shall be issued, and in lieu thereof, stockholders will be entitled, upon surrender to the transfer agent of certificates representing such shares, to receive a cash payment equal to the product obtained by multiplying the fraction of common stock by the average closing price per share of common stock (as adjusted for the reverse stock split) as quoted on the Nasdaq National Market in the five trading days immediately preceding the Effective Date.”

SECOND:  That thereafter, pursuant to the resolution of its Board of Directors, the annual general meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favour of the amendment.

THIRD:  That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. (Eastern Time) on the Effective Date in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this           day of          , 2006 by its authorized signing officer.

WASTE SERVICES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MONDAY, JUNE 26, 2006
(the “Annual Meeting”)
     This proxy should be read in conjunction with the Proxy Statement pertaining thereto.
     The undersigned, being a holder of shares of common stock or Special Voting Preferred Stock of WASTE SERVICES, INC., hereby appoints Ivan R. Cairns, or failing him, George Boothe, or instead of either of them the person, if any, named below as proxyholder, with power of substitution, to attend and vote for the undersigned at the Annual Meeting of stockholders to be held on Monday, June 26, 2006, and at any adjournment or postponement:
THE STOCKHOLDER MAY APPOINT A PROXYHOLDER OTHER THAN ANY PERSON DESIGNATED ABOVE (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT ON THE STOCKHOLDER’S BEHALF AT THE ANNUAL MEETING. IF YOU WISH SOME PERSON TO ACT FOR YOU OTHER THAN THE PERSON(S) NAMED IN THE ABOVE FORM, FILL IN THE NAME OF SUCH PERSON HERE

or as an alternate

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
WASTE SERVICES, INC.
MONDAY, JUNE 26, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please cut along the dotted line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS and “FOR” APPROVAL OF THE PROPOSAL TO COMPLETE A REVERSE STOCK SPLIT OF ONE SHARE OF COMMON STOCK FOR THREE SHARES OF COMMON STOCK CURRENTLY OUTSTANDING.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors to serve until 2009 annual meeting of stockholders of the Corporation:

NOMINEES:
¡ Wallace L. Timmeny
¡ Michael J. Verrochi

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●
2.	Approval of proposal to amend the Amended and Restated Certificate of Incorporation to combine shares of the Corporation’s common stock to effect a reverse stock split of one (1) share of common stock for each three (3) outstanding shares of common stock:

☐FOR	☐AGAINST	☐ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

and in their discretion to vote on amendments or variations to matters identified in the Notice of Annual Meeting or such other matters which may properly come before the Annual Meeting or any adjournment thereof.
To be effective, a proxy must be received by American Stock Transfer & Trust Company no later than Friday, June 23, 2006 at 11:59 p.m. (New York time), or in the case of any adjournment of the Annual Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the date to which the Annual Meeting is adjourned.
This Proxy supersedes and revokes any proxy previously given in respect of the Annual Meeting.
IF THIS PROXY IS NOT DATED IN THE SPACE BELOW, IT IS DEEMED TO BE DATED ON THE DATE WHICH IT IS MAILED.
On any ballot that my be called for, the securities represented by this Proxy in favour of the person(s) designated by management of the Corporation named in this Proxy will be voted in accordance with the instructions given on this ballot, and if the Stockholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. If no choice is specified in the Proxy with respect to a particular matter identified in the Notice of Annual Meeting, the person(s) designated by management of the Corporation in this Proxy will vote the securities represented by this Proxy in favour of such matters.
Each stockholder has the right to appoint as proxyholder a person (who need not be a stockholder of the Corporation) other than the person(s) designated by management of the Corporation to attend and act on the stockholder’s behalf at the meeting. Such right may be exercised by inserting the name of the person to be appointed in the blank space provided in this Proxy or by completing another form of Proxy.
This Proxy or such other form of proxy should be completed, dated and signed, and sent in the enclosed envelope or otherwise to American Stock Transfer & Trust Company at 620 - 15th Avenue, 3rd Floor, Brooklyn, New York 11219.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are jointly held, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.